EXHIBIT 10.1

EMPLOYMENT AGREEMENT	DIENSTVERTRAG
dated 18 August 2005 (hereinafter	zwischen
referred to as the “Agreement”)
made by and between

ZPR Geschäftsführungs GmbH	ZPR Geschäftsführungs GmbH
Hauptstrasse 16	Hauptstrasse 16
07366 Blankenstein	07366 Blankenstein

(hereinafter referred to as the “company”)	(im folgenden auch ,,Gesellschaft“)

and	und

Leonhard Nossol	Leonhard Nossol
Königshofstrasse 10	Königshofstrasse 10
95183 Töpen	95183 Töpen

(hereinafter referred to as “managing director”)	(im folgenden auch als ,,Geschäftsführer“ bezeichnet)

§ 1	§ 1
Functions and Responsibilities	Geschäftsführertätigkeit

1.	1.
Mr. Nossol has been appointed managing director (“Geschäftsführer”) of the legal predecessor of the company on October 1, 1997. In such capacity he is responsible for the representation of the company to third parties.
Herr Nossol ist seit 1.10.1997 Mitglied der Geschäftsführung der Rechtsvorgängerin der Gesellschaft. Als Geschäftsführer obliegt ihm die Vertretung der Gesellschaft nach außen.

Effective September 1, 2005, Mr. Nossol will lead the company as sole managing director. In this function all departments and employees of the company are under the responsibility of Mr. Nossol.	Mit Wirkung vom 1. September 2005 wird Herr Nossol Alleingeschäftsführer des Unternehmens. In diese Funktion unterstehen ihm alle Bereiche, Abteilungen und Mitarbeiter des Unternehmens.
The company may assign the managing director to positions with affiliates of the company which positions the managing director agrees to fill out without additional compensation.	Die Gesellschaft kann dem Geschäftsführer auch die Geschäftsführung von Tochtergesellschaften übertragen, ohne daß hierfür ein gesondertes Gehalt gezahlt wird.

EMPLOYMENT AGREEMENT	DIENSTVERTRAG
2.	2.
The managing director shall manage the company’s business in accordance with applicable law, the articles of association of the company and the directives of the shareholders.	Der Geschäftsführer führt die Geschäfte der Gesellschaft nach Maßgabe der gesetzlichen Bestimmungen, der Satzung der Gesellschaft sowie der Anweisungen der Gesellschafterversammlung.

3.	3.
The managing director shall report to the President, Chief Executive Officer and Chairman of Mercer International.	Der Geschäftsführer berichtet an den Vorstandsvorsitzenden von Mercer International.

4.	4.
The managing director’s office location is the domicile of the company.	Dienstort des Geschäftsführers ist der Sitz der Gesellschaft.

§ 2	§ 2
Term of Agreement	Vertragsdauer

1.	1.
This agreement is effective from 1. November 2005 and replaces all earlier agreements between the parties.	Dieser Vertrag tritt mit dem 1. November 2005 in Kraft und ersetzt alle früheren Vereinbarungen zwischen den Parteien.

2.	2.
This agreement is entered into for indefinite time.	Dieser Vertrag wird auf unbestimmte Zeit geschlossen.

3.	3.
This agreement may be terminated by the parties by giving six (6) months’ notice in case of termination by the company and three (3) months notice if you wish to terminate the employment from the company. The termination notice for termination of this agreement has to be in writing.
Dieser Vertrag kann von Seiten des Arbeitgebers mit einer Frist von sechs (6) Monaten und von Seiten des Arbeitnehmers mit einer Frist von 3 Monaten gekündigt werden. Die Kündigung muß schriftlich erfolgen.

4.	4.
If termination notice is given with respect to this agreement, no matter by which party, the company is entitled to suspend the managing director’s obligation to perform services for the company until the actual termination date or may, for the transitory period until the actual termination date, assign the managing director to other positions with the company or its affiliates.
Ist die Kündigung dieses Vertrages ausgesprochen, gleich durch welchen Partner, ist die Gesellschaft befugt, den Geschäftsführer von seiner Verpflichtung zur Arbeitsleistung für die Gesellschaft bis zu der tatsächlichen Vertragsbeendigung freizustellen oder dem Geschäftsführer für die Übergangszeit bis zur tatsächlichen Vertragsbeendigung eine andere, vergleichbare Position in der Gesellschaft zuzuweisen.

EMPLOYMENT AGREEMENT	DIENSTVERTRAG
5.	5.
This agreement shall terminate without expressed termination notice at the end of the month in which the managing director completes his 65th year of life.	Dieser Vertrag endet ohne Kündigung mit Ablauf des Monats, in dem der Geschäftsführer sein 65. Lebensjahr vollendet.

6.	6.
The appointment of the managing director as managing director may, at any time and without notice, be revoked by shareholder resolution. The revocation shall be deemed termination of this agreement effective at the earliest legally possible date.
Die Bestellung des Geschäftsführers kann von der Gesellschafterversammlung jederzeit widerrufen werden. Die Abberufung als Geschäftsführer gilt als Kündigung dieses Anstellungsvertrages zum nächstmöglichen Termin.

§ 3	§ 3
Compensation	Bezüge

1.	1.
The managing director shall as compensation for his services receive an annual gross salary of EUR 200.000( in words: two hundred thousand Euro). The annual salary shall be paid in twelve equal instalments at the end of each calendar month under withholding of applicable tax and social security deductions.
The salary is being reviewed annually.
Der Geschäftsführer erhält als Vergütung für seine Tätigkeit ein Jahresgehalt von EUR 200.000 (in Worten: Euro zweihunderttausend) brutto. Das Jahresgehalt wird in zwölf (12) gleichen Raten am Ende eines jeden Kalendermonats gezahlt unter Einbehaltung der gesetzlichen Abzüge.
Das Gehalt wird jährlich überprüft.

2.	2.
Additionally the managing director is entitled to a bonus payment depending on the economic result of the company. At the time of closing of this contract, the bonus is based on two monthly salaries.

The bonus is paid in arrear at the beginning of the following year. In case of termination of the employment contract within the year, the bonus is paid pro rata.
Der Geschäftsführer erhält darüber hinaus eine erfolgsabhängige Vergütung, die in Abhängigkeit vom Jahresergebnis der Gesellschaft festgelegt wird. Zum Zeitpunkt des Vertragsschlusses liegt die erfolgsabhängige Vergütung bei zwei Monatsgehältern. Der Bonus wird zu Beginn des Folgejahrs ausgezahlt. Bei unterjährigem Ausscheiden erfolgt die Zahlung zeitanteilig.

§ 4	§ 4
Compensation in Case of Incapacitation	Bezüge bei Krankheit

EMPLOYMENT AGREEMENT	DIENSTVERTRAG
1.	1.
In case of temporary incapacitation of the managing director caused by illness or another reason for which the managing director is not responsible, statutory law is applicable for the continuation of compensation payments. On top of the legal requirement for payments in case of sickness the company undertakes to continue payments for up to twenty additional weeks after the end of the legal sickness payment obligation in the amount of the difference between regular net pay and the payment of the health insurance to the managing director.
Im Falle vorübergehender Arbeitsunfähigkeit des Geschäftsführers, die durch Krankheit oder einen anderen vom Geschäftsführer nicht zu vertretenden Grund eintritt, gilt für die Gehaltsfortzahlung die gesetzliche Regelung. Über die gesetzliche Lohnfortzahlung hinaus zahlt die Gesellschaft ein Krankengeld in Höbe der Differenz zwischen dem regulären Nettogehalt und der Leistung der Krankenversicherung an den Geschäftsführer bis zu zwanzig weiteren Wochen nach Ende der regulären Lohnfortzahlung.

2.	2.
The company agrees to take out for the managing director, an accident insurance with a total coverage of EUR 153.388 in case of death and EUR 306.776 in case of disability. For incapacitation the insurance will pay 26 EUR per day, rescue costs are insured up to 3.100 EUR.
The insurance receipts will be paid to the managing director or his entitled heirs without deductions.
Die Gesellschaft wird für den Geschäftsführer für die Dauer des Anstellungsvertrages eine Gruppenunfallversicherung über eine Deckungssumme von EUR 153.388 für den Todesfall und EUR 306.776 für den Invaliditätsfall abschließen. Bei Arbeitsunfähigkeit wird die Versicherung EUR 26 je Tag, für Bergung bis zu 3.100 EUR abdecken.
Die Leistungen der Unfallversicherung werden dem Geschäftsführer oder den aufgrund des Versicherungsverhältnisses anspruchsberechtigten Hinterbliebenen ungekürzt ausgezahlt.

§ 5	§ 5
Vacation	Urlaub

The managing director is entitled to an annual vacation of thirty (30) working days (one week = five working days). The time during which such vacation is taken shall be decided after the consultation with the other members of the management.
Der Geschäftsführer hat Anspruch auf einen Jahresurlaub von 30 Arbeitstagen (eine Woche = fünf Arbeitstage). Die beabsichtigte Urlaubszeit ist mit den anderen Mitgleidern der Geschäftsführung abzustimmen.

§ 6	§ 6
Other Benefits	Sonstige Leistungen

EMPLOYMENT AGREEMENT	DIENSTVERTRAG
1.	1.
The managing director shall, for the performance of his function under this Agreement, be provided with a company car which he may also use for personal purposes. All costs arising in connection with the use of the vehicle, including costs of a replacement vehicle, are borne by the company. The income tax on the monetary advantage of the private use shall be paid by the managing director.
Dem Geschäftsführer wird für seine Tätigkeit im Rahmen dieses Vertrages ein Firmenwagen zur Verfügung gestellt, der auch zu persönlichen Zwecken benutzt werden darf. Alle im Zusammenhang mit der Nutzung des Fahrzeugs entstehenden Kosten, auch die Kosten eines Ersatzfahrzeugs, trägt die Gesellschaft. Steuern auf die private Nutzung des Fahrzeugs trägt der Geschäftsführer.

2.	2.
The managing director is entitled to a health inspection with a medical doctor or a health center (diagnose hospital) of his choice every second year.
The company bears the costs for the inspection in an amount of up to 512 EUR insofar as they are not reimbursed by the health insurance.
Der Geschäftsführer ist berechtigt, sich alle 2 Jahre bei einem Arzt seiner Wahl bzw. in einem Ärztezentrum (Diagnoseklinik) einer Vorsorgeuntersuchung zu unterziehen. Die Kosten der Untersuchung trägt die Firma bis zu einem Höchstbetrag von EUR 512 soweit sie nicht von der Kranken- bzw. Ersatzkasse getragen werden.

3.	3.
The managing director is entitled to reimbursement of half of his documented costs of health insurance.	Dem Geschäftsführer wird gegen Nachweis die Hälfte der Kosten einer Kranken- und Pflegeversicherung erstattet.

4.	4.
Mercer International Inc. is in the process of reviewing their pension program. The intention is to move towards a defined contribution program for members of the management and Mr. Nossol as Managing Director of a subsidiary will be eligible to fully participate in this scheme.
Mercer International Inc. aktualisiert genwärtig ihren Pensionsplan. Für Mitglieder des Managements wird es ein Pensionsprogramm mit definierten Beiträgen geben. Herr Nossol als Geschäftsführer einer Tochtergesellschaft gehört zum Kreis der uneingeschränkt Berechtigten.

§ 7	§ 7
Additional Employment, Non-Competition Clause	Nebentätigkeiten, Wettbewerbsverbot

1.	1.
The managing director shall devote his full attention and time, as well as professional knowledge and experience, exclusively to the company. The acceptance of any compensated or non-compensated additional employment as well as of the service on supervisory or advisory boards or similar positions is subject to the prior written consent of the shareholder’s meeting.
Der Geschäftsführer wird seine ganze Arbeitskraft und Zeit sowie alle seine fachlichen Kenntnisse und Erfahrungen ausschließlich der Gesellschaft widmen. Die Übernahme einer entgeltlichen oder unentgeltlichen Nebentätigkeit sowie von Aufsichtsrats-, Beirats- oder ähnlichen Mandaten bedarf der vorherigen schriftlichen Zustimmung der Gesellschafterversammlung.

EMPLOYMENT AGREEMENT	DIENSTVERTRAG
2.	2.
During the time of his employment with the company the managing director shall not engage, directly or indirectly, in any venture, business or enterprise which competes with the company or with which the company maintains relations.
Während der Dauer dieses Vertrages wird sich der Geschäftsführer an Unternehmen, die mit der Gesellschaft in Wettbewerb stehen oder mit denen die Gesellschaft Geschäftsverbindungen unterhält, weder mittelbar noch unmittelbar beteiligen.

§ 8	§ 8
Confidentiality	Geheimhaltung

The managing director agrees that he will keep all affairs of the company absolutely confidential to third parties. This obligation shall survive the termination of the services for the company.	Der Geschäftsführer ist verpflichtet, gegenüber Dritten über alle Angelegenheiten der Gesellschaft strengstes Stillschweigen zu bewahren. Diese Verpflichtung besteht auch nach einem Ausscheiden aus den Diensten der Gesellschaft.

§ 9	§ 9
Records	Aufzeichnungen und andere Gegenstände
and other Company Property	im Gesellschaftseigentum

When leaving the service of the company, or after being suspended from his obligation to render services pursuant to § 2 subparagraph 4, the managing director agrees to return to the Company any and all documents, correspondence, records, drafts and the like which concern Company matters and which are still in his possession. The managing director is not entitled to exercise a right of retention with respect to such records and objects.
Bei seinem Ausscheiden aus den Diensten der Gesellschaft oder nach seiner Entbindung von der Verpflichtung zur Arbeitsleistung nach § 2 Abs. 4 ist der Geschäftsführer verpflichtet, sämtliche Schriftstücke, Korrespondenzen, Aufzeichnungen, Entwürfe und dergleichen, die Angelegenheiten der Gesellschaft betreffen, und die sich noch in seinem Besitz befinden, unverzüglich an die Gesellschaft zu übergeben. Der Geschäftsführer ist nicht berechtigt, an derartigen Unterlagen und Gegenständen ein Zurückbehaltungsrecht auszuüben.

§ 10	§ 10
Final Provisions	Schlußbestimmungen

1.	1.
Amendments and additions to this Agreement, including this provision, must be in writing. There are no oral side agreements to this Agreement. This Agreement supersedes all earlier agreements.	Änderungen und Ergänzungen dieses Vertrages einschließlich dieser Klausel bedürfen der Schriftform. Mündliche Nebenabreden sind nicht getroffen. Mit diesem Vertrag sind alle früher getroffenen Absprachen und Vereinbarungen hinfällig.

EMPLOYMENT AGREEMENT	DIENSTVERTRAG
2.	2.
Should any provision of this Agreement become wholly or in part invalid, the remaining parts of this Agreement shall not be affected. The invalid provision shall be replaced in such case by such valid provision which comes as close as possible to the economic intent of the parties.
Sollte eine Bestimmung dieses Vertrages ungültig sein oder werden, so wird dadurch die Rechtswirksamkeit der übrigen Bestimmungen nicht berührt. Die ungültige Bestimmung wird in einem solchen Fall durch die wirksame Bestimmung ersetzt, die dem von den Parteien geplanten wirtschaftlichen Erfolg so nahe wie möglich kommt.

August 18, 2005	18. August 2005

Managing Director	Geschäftsführer

/s/ Leonhard Nossol	/s/ Leonhard Nossol

Leonhard Nossol	Leonhard Nossol

Company	Gesellschaft